Exhibit 99.1

NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000
Dynatronics Announces 57% increase in Top Line Sales for Fiscal 2018 First Quarter
Cottonwood Heights, Utah (November 14, 2017) – Dynatronics Corporation (NASDAQ:DYNT) today announced financial results for its fiscal 2018 first quarter ended September 30, 2017.
Net sales for the quarter increased 56.8 percent to $12.8 million, compared to $8.2 million in the same period of the prior year.  Gross profit for the quarter increased 55.3 percent to $4.3 million representing 33.9 percent of sales, compared to $2.8 million, or 34.2 percent of sales, for the quarter ended September 30, 2016.  The year-over-year increase in net sales was driven primarily by our acquisition of Hausmann Industries in April 2017, which contributed $4.7 million of revenue in the quarter.
"The 56.8 percent increase in sales for the quarter reflects the execution of the acquisition strategy we have outlined to our shareholders," explained Kelvyn Cullimore, Jr., chairman and CEO.  "During the next several quarters we will continue to see the positive impact of our acquisition strategy through the addition of Hausmann sales as well as sales from our acquisition of Bird & Cronin that closed on October 2, 2017."
Net income for the quarter ended September 30, 2017, was $199,000, compared to a net loss of $286,000 for the quarter ended September 30, 2016.  The $484,000 improvement in net income was primarily attributable to a $1,545,000 increase in gross profit attributable to Hausmann.  Selling, general and administrative expenses also increased during the period by $1,058,000.  Hausmann accounted for $950,000 of these increases while transaction costs of $212,000 associated with the Bird and Cronin acquisition also contributed to increased expenses for the quarter.
Net income applicable to common stockholders for the quarter ended September 30, 2017, was $12,000 compared to a loss of $375,000 for the quarter ended September 30, 2016.  Net income applicable to common stockholders includes the dividends accrued on preferred stock during the quarter, which totaled $187,000 and were subsequently paid in common stock.
"The acquisitions of Hausmann and Bird & Cronin demonstrate our ability to execute our strategic plan and are a key indicator of Dynatronics' very promising future," stated Kelvyn H. Cullimore Jr., chairman and CEO.  "We also consummated a strategic selling alliance with Zimmer MedizinSysteme GmbH, which we expect to further leverage our U.S. commercial infrastructure.  We continue to work diligently to stimulate organic growth, complete value-enhancing acquisitions, and increase the company's cash flow.  We remain committed to delivering greater value to our shareholders and customers."
Dynatronics has scheduled a conference call for investors on November 14, 2017, at 8:30 AM EST. Those wishing to participate should call (888) 394-8218 and use the passcode 5142835.
The following is a summary of the financial results as of September 30, 2017 and June 30, 2017 and for the quarters ended September 30, 2017 and 2016:

Summary Selected Financial Data
Statement of Operations Highlights
In thousands, except per share amounts

	Quarter Ended
	September 30
	2017	2016
Net sales	$12,798	$8,163
Cost of sales	8,459	5,368
Gross profit	$4,339	$2,795

Selling, general, and admin. expenses	$3,823	$2,764
Research and development expenses	252	279
Other expense, net	65	38
Income (loss) before income taxes	$199	$(286)
Income tax (provision) benefit	0	0
Net income (loss)	$199	$(286)

8% convertible preferred stock dividend	(187)	(89)

Net income (loss) attributable to common stockholders	$12	$(375)

Basic and diluted net income (loss) per common share	$0.00	$(0.13)

Weighted-average common shares outstanding:
Basic	4,748,049	2,841,486
Diluted	4,748,309	2,841,486

Balance Sheet Highlights
In thousands, except per share amounts

	Sept. 30, 2017	June 30, 2017

Cash and cash equivalents	$5,548	$255
Trade accounts receivable	5,842	5,281
Inventories, net	7,154	7,398
Prepaid & other	728	537
Total current assets	$19,272	$13,471

Accounts payable	$3,173	$2,335
Accrued payroll and benefits expense	1,292	1,473
Accrued expenses	592	657
Other current liabilities	1,010	1,000
Line of credit	7,103	2,172
Total current liabilities	$13,170	$7,637

About Dynatronics Corporation
Dynatronics designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, orthopedic soft goods, as well as other specialty patient, rehabilitation and therapy products and supplies. Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, orthopedists, hospitals, clinics, and other medical professionals, and institutions.  More information is available at www.dynatronics.com.
Safe Harbor Notification
This press release contains forward-looking statements.  Those statements include references to the company's expectations and similar statements.  Forward-looking statements in this press release include statements regarding future acquisition activities.  Actual results may vary from the views expressed in the forward-looking statements contained in this release.  The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.

Contact:
Dynatronics Corporation
Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com